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CONTACTS:
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Veronique Ondella                       Martine Nadeau
Netergy Networks                        Netergy Networks
(408) 654-0886                          (514) 282-8484, x259
veronique.ondella@netergynet.com
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FOR IMMEDIATE RELEASE

                     NETERGY NETWORKS ANNOUNCES APPOINTMENTS


SANTA CLARA, Calif., January 24, 2001 -- Netergy Networks, Inc. (Nasdaq: NTRG) announced today that the Company's Board of Directors has appointed Joe Parkinson interim Chief Executive Officer of the Company. Mr. Parkinson has been serving as Chairman of the Company's Board of Directors and will continue in that capacity. In connection with the appointment of Mr. Parkinson as interim CEO, the Board of Directors established a search committee to find a permanent CEO. The committee consists of Mr. Parkinson, Bill Tai, and Bernd Girod.

The Company's Board of Directors also appointed Bryan Martin to the Board and named him President and Chief Operating Officer of the Company. Mr. Martin has been with the Company for ten years, most recently as Senior Vice President of Engineering Operations. He previously served on the Company's Board of Directors.

Paul Voois' resignation as Chief Executive Officer of the Company became effective today. Dr. Voois will be staying with the Company as Vice President of its Solutions Group and will remain on the Company's Board of Directors.

With today's appointments, Netergy's Board of Directors consists of Lee Camp, Bernd Girod, Guy Hecker, Christos Lagomichos, Joe Markee, Bryan Martin, Joe Parkinson, Bill Tai and Paul Voois. The officers of the Company, in addition to Joe Parkinson and Bryan Martin, are the following Vice Presidents: Ted Beck, Philip Bednarz, Jonathan Foster, David Stoll, and Paul Voois.